HAMILTON BANCORP, INC.
ANNUAL INCENTIVE PLAN

ARTICLE I
Establishment, Purpose and Duration

1.1           Establishment.  This Annual Incentive Plan (the “Plan”) is adopted by Hamilton Bancorp, Inc. (the “Company”), the holding company for Hamilton Bank (the “Bank”), effective as of April 1, 2016.

1.2           Purpose.  The purpose of the Plan is to motivate and reward senior management for their contributions to the performance and success of the Company.  The Plan focuses on financial measures that are critical to the Company’s growth and profitability.  The objectives of the Plan are as follows:

• align the interests of our senior management team iwth stockholders of the Company;

• recognize and reward achievement of Company’s annual business goals;

• motivate and reward superior performance;

• attract and retain talent needed to grow the Company;

• be competitive with market;

• encourage teamwork and collaboration among the Company’s leadership;

• increase engagement and commitment to the Company; and

• ensure appropriate risk balance in plan design and governance policies.

1.3           Duration of this Plan.  This Plan shall commence on the Effective Date, and shall remain in effect until terminated, modified or amended in accordance with Section 4.1 of the Plan.

ARTICLE II
Definitions

Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

2.1           “Base Salary” means the Participant’s annual rate of base salary paid during each calendar year, excluding bonuses and other forms of variable income, fringe benefits, reimbursements, etc.

2.2           “Bonus Award” means an annual bonus paid as a cash lump sum under the Plan.

2.3           “Cause” means the willful engagement of activity that is injurious to the Company or the Bank, as determined in the sole discretion of the Committee.

2.4           “Committee” means the Compensation Committee of the Company’s Board of Directors.

2.5           “Disability” means the definition of “disability” pursuant to the Company’s or the Bank’s long-term disability plan or arrangement, or alternatively, as determined by the Committee.

2.6           “Eligible Employee” means employees of the Company as well as the Bank who are selected by the Committee, to participate in this Plan.  Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any other Plan Year.

2.7           “Plan Year” means the Company’s fiscal year, April 1st to March 31st.

2.8           “Participant” means an Eligible Employee who has been notified by the Committee that he or she has been selected to participate in this Plan for the current Plan Year.

2.9           “Retirement” shall be defined in accordance with the Company’s policies and practices.

ARTICLE III
Annual Cash Bonuses

3.1           Bonus Award

(a)           For each Plan Year, the Committee shall set performance objectives pursuant to Section 3.2 for each Participant in writing in an Award Agreement, which shall be provided to each Participant and included as an exhibit to the Plan.  If the performance objectives for the Participant are accomplished, the Participant shall receive a Bonus Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined by the Committee and approved by the Board of Directors and set forth in the Participant’s Award Agreement.

(b)           In addition to the attainment of the performance objectives set forth by the Committee for the Participant in the Award Agreement, payment of the Bonus Award is also contingent on the Participant’s overall performance level being at “Fully Achieved Standards” based on the Company’s annual performance review.  The Committee shall have the final authority to determine whether any Participant has satisfied these requirements.

(c)           If an Eligible Employee becomes a Participant at any time between April 1st and December 31st of the Plan Year, the Bonus Award payable to that Participant shall be pro-rated, such that the percentage of Base Salary that constitutes the Bonus Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of full calendar months that the individual was a Participant during the Plan Year and the denominator is 12.  An Eligible Employee hired after December 31st of the Plan Year shall not be eligible to participate in the Plan until the Plan Year immediately following the Plan Year in which he or she was hired by the Company or the Bank.

(d)           Notwithstanding anything in the Plan to the contrary, no Bonus Award shall be payable for a Plan Year in which the Company does not satisfy a pre-established performance gate or trigger determined by the Compensation Committee for the applicable Plan Year.

(e)           Notwithstanding anything in the Plan to the contrary, the Committee reserves the right to exercise discretion to amend, modify or adjust payouts under the Plan as needed to reflect business environment, market conditions, credit quality and extraordinary items that may affect the Company’s performance, financial soundness and funding for this Plan.

3.2           Performance Objectives.

(a)           Payment of Bonus Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by the Company and/or Participant. The specific performance objectives are determined annually by the Committee and are subject to change by the Committee, but generally include objective performance targets focused on financial performance, growth, asset quality, and risk management, including, but not limited to, return on average assets, net income, net loan growth, efficiency ratio, return on equity, loan production, asset quality and subjective, discretionary performance targets, such as particular qualitative factors for each Participant, based on his or her duties for the Company.

(b)           Each performance objective shall specify levels of achievement of goals ranging as follows:

(i)	Threshold Level. The level for minimum performance deemed worthy of a Bonus Award.

(ii)           Target Level.  The level for typical, expected performance.

(iii)           Stretch Level.  The level for outstanding performance.

(c)           Each objective will be weighted based on priority as a percentage of the total Bonus Award payable to the Participant.  The weight of each performance objective attributable to a Participant shall be set forth in his or her Award Agreement.

3.3           Termination of Employment.  Unless otherwise determined by the Committee, a Participant who is not employed as of the payout date for his or her Bonus Award shall forfeit the Bonus Award.  Notwithstanding the foregoing, in the event of the Participant’s death or Disability at any time during the Plan Year or the Participant’s Retirement on or after January 1st of the Plan Year, the Participant’s Bonus Award shall be pro-rated such that the percentage of Base Salary that constitutes the Bonus Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of full calendar months of employment with the Company during the Plan Year until the Participant’s date of death, Disability or Retirement and the denominator is 12.

In the event a Participant is terminated for Cause, the Participant’s Bonus Award shall be forfeited.

3.4           Time of Payout. No later than two and one half (2 ½) months after the close of the Plan Year (i.e., by the June 15 that immediately follows the end of the Plan Year for which the performance is measured), the Bonus Award will be paid to the Participant in a cash lump sum, through regular payroll practices, including all applicable tax withholdings.  Bonus Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).

ARTICLE IV
Amendments and Termination

4.1           Right to Amend or Terminate.  The Committee may amend or terminate this Plan at any time without the consent of any Participants, provided, however, that, except pursuant to Section 5.7 of the Plan, the Committee may not reduce the amount of the Bonus Award already earned by any Participant in any Plan Year without the Participant’s consent.

ARTICLE V
Miscellaneous

5.1           Binding Effect. This Plan shall be binding on the Participants, the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

5.2           No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company or the Bank, nor does it interfere with the Company’s or the Bank’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

5.3           Non-Transferability. Bonus Awards under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

5.4           Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

5.5           Entire Agreement. This Plan constitutes the entire agreement between the Company and each Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

5.6           Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)           interpreting the provisions of the Plan, including any ambiguity as to the meaning of terms or provisions of the Plan or an Award Agreement;

(b)           determine the persons eligible to participate in the Plan;

(c)           maintaining a record of benefit payments; and

(d)           establishing rules and prescribing any forms necessary or desirable to administer the Plan.

5.7           Clawback. Any Bonus Award received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of any applicable Company or Bank clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time.  The Participant hereby acknowledges and consents to the Company’s or the Bank’s application, implementation, and enforcement of: (a) the Policy and any similar policy established by the Company or the Bank that may apply to the Participant together with all other similarly situated Participants, whether adopted prior to or following the date of the Bonus Award; and (b) any provision of applicable law relating to cancellation, rescission, payback, or recoupment of compensation, and agrees that the Company or the Bank may take such actions as may be necessary to effectuate the Policy, any similar policy, and applicable law, without further consideration or action.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has executed this Plan on the date set forth below.

HAMILTON BANCORP, INC.

April 27, 2016	By:	/s/ Robert A. DeAlmeida
Date